PRICING SUPPLEMENT                                   PRICING SUPPLEMENT NO. 1 TO
(TO PROSPECTUS DATED NOVEMBER 22, 2000      REGISTRATION STATEMENT NO. 333-49198
AND PROSPECTUS SUPPLEMENT                                DATED FEBRUARY 26, 2001
DATED NOVEMBER 27, 2000)                                          RULE 424(b)(3)

                                [ABN AMRO LOGO]

                                  $50,000,000
                               ABN AMRO BANK N.V.
                          MEDIUM-TERM NOTES, SERIES A
                            SENIOR FIXED RATE NOTES
                             ---------------------

 16% ABN AMRO REVERSE EXCHANGEABLE SECURITIES ("SECURITIES") DUE SEPTEMBER 13,
                                 2002 LINKED TO
                   COMPAQ COMPUTER CORPORATION COMMON STOCK.

On maturity the Securities will pay or deliver, depending on the closing price of Compaq Computer Corporation common stock three business days before the maturity date (the determination date), either (i) a cash payment equal to the principal amount of the Securities, if the closing price is at or above the initial price per share of Compaq Computer Corporation common stock, or (ii) a number of shares of Compaq Computer Corporation common stock (called the stock redemption amount within), if the closing price is lower than the initial price per share of Compaq Computer Corporation common stock. The stock redemption amount and initial price per share of Compaq Computer Corporation common stock are subject to adjustment, by the Calculation Agent, should there be a stock split or other corporate action which would affect Compaq Computer Corporation common stock.

    - Issue:                            $50,000,000 principal amount due September 13, 2002 linked to the common stock of Compaq Computer Corporation.
    - The principal amount and issue
      price of each Security is:        $1,000
    - The Initial Price of Compaq
      Computer Corporation common
      stock is:                         The closing price of the Compaq Computer Corporation common stock on the
                                        Pricing Date, subject to antidilution adjustments.
    - Coupon:                           16% per annum, payable semi-annually in arrears on each March 13 and
                                        September 13, which shall be composed of (a) an interest rate coupon representing a rate of 5.05% per annum and (b) an interest coupon representing an option premium of 10.95% per annum.
    - Important Dates:                  Issue Date:               March 13, 2001
                                        Pricing Date:             March 9, 2001
                                        Determination Date:       3 trading days before September 13, 2002
                                        Maturity Date:            September 13, 2002
    - Issuer:                           ABN AMRO Bank N.V.
    - Calculation Agent:                ABN AMRO Inc.
    - Listing:                          The Securities have been approved for listing on the American Stock
                                        Exchange Inc., subject to official notice of issuance. The American Stock
                                        Exchange Inc. symbol for the Securities is "ATC.A"

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PRICING SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

Securities are not deposit liabilities of ABN AMRO Bank N.V. and are not insured by the Federal Deposit Insurance Corporation, an independent agency of the United States Government, or any government agency of the United States, The Netherlands or any other jurisdiction.

You should read the more detailed description of the Securities in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement", "Description of Securities" and "Taxation."

THE SECURITIES INVOLVE RISKS NOT ASSOCIATED WITH AN INVESTMENT IN CONVENTIONAL DEBT SECURITIES. SEE "RISK FACTORS" BEGINNING ON PS-8.

                           PRICE $1,000 PER Security

                                              PUBLIC TO PUBLIC    AGENT'S COMMISSIONS    PROCEEDS TO COMPANY
                                              ----------------    -------------------    -------------------
Per Security................................     $1,000               $100                    $900
Total.......................................   $50,000,000          $500,000               $49,500,000

                             ABN AMRO INCORPORATED

THE DATE OF THIS PRICING SUPPLEMENT IS FEBRUARY 26, 2001

     The Securities may not be offered, transferred or sold as part of their initial distribution, or at any time thereafter, to or for the benefit of any person (including legal entities) established, domiciled, incorporated or resident in The Netherlands.

     The Securities are securities (effecten) within the meaning of article 1 of The Netherlands' Securities Market Supervision Act 1995 (Wet toezicht effectenverkeer 1995). The Securities may be offered in certain countries excluding The Netherlands. Any offer of these Securities, any announcements thereof and all offer notices, publications, advertisements and other documents in which an offer of the Securities is made, or a forthcoming offer is announced, will comply with all applicable laws and regulations of the jurisdiction in which such an offer is made from time to time. A statement to the effect that the offering of the Securities will comply with all applicable rules in the countries in which such offering takes place will be submitted to the Securities Board of The Netherlands (Stichting Toezicht Effectenverkeer) pursuant to article 3, paragraph 2 of the Exemption Regulation pursuant to The Netherlands' Securities Market Supervision Act, before any Securities are offered.

     These restrictions shall cease to apply from the date on which the Securities Board of The Netherlands (Stichting Toezicht Effectenverkeer) shall have granted a dispensation on the offering of the Securities pursuant to this pricing supplement and the accompanying prospectus supplement and the prospectus.

     In this pricing supplement, the "Bank," "we," "us" and "our" refer to ABN AMRO Bank N.V.

                         SUMMARY & RISK CONSIDERATIONS

     The following is a summary of the terms of the Securities and sets out some of the considerations relating to the purchase of Securities.

SECURITIES TERMS -- A SUMMARY

     Securities are issued by ABN AMRO Bank N.V. The Securities are linked to Compaq Computer Corporation common stock and will mature on September 13, 2002. The Securities have (a) a 16% per annum coupon which is paid semi-annually, and
(b) a repayment or delivery of shares, at maturity, determined by performance of Compaq Computer Corporation common stock. If, on the determination date, the closing price of Compaq Computer Corporation common stock is at or above the initial price per share, you will receive a cash payment at maturity equal to the principal amount of Securities you hold. If, however, on the determination date, the closing price of Compaq Computer Corporation common stock is below the initial price per share, you will receive a number of shares (the stock redemption amount) of Compaq Computer Corporation common stock for each $1,000 principal amount of Securities you hold. Fractional shares will be paid in cash. The number of the shares received for each $1,000 invested will be determined by the Calculation Agent, by dividing the initial price per share into $1,000. The Calculation Agent may make adjustments to the initial price per share and the stock redemption amount due to stock splits or other corporate actions.

     The determination date will be three business days before the maturity date.

PURCHASERS OF SECURITIES

     Those who purchase Securities should be investors who seek high current income and who are willing to accept the risk of owning equities in general and the common stock of Compaq Computer Corporation in particular. Potential investors should have, as a result of their own research and investigations, formed a view that the common stock of Compaq Computer Corporation common stockwill either remain unchanged or appreciate or depreciate only to a limited degree during the period of the Securities.

     Investors who are unwilling to own Compaq Computer Corporation common stock or who seek the lower risk of money market, treasury or agency bonds or other fixed income instruments should not purchase Securities.

PURCHASE CONSIDERATIONS

     - The coupon on Securities is higher than would generally be paid on bonds of an issuer with a comparable credit rating.

     - In the event that the stock price of Compaq Computer Corporation common stock remains relatively unchanged, the Securities may provide enhanced performance to investors compared with owning Compaq Computer Corporation common stock.

     - As these Securities are linked to the common stock of Compaq Computer Corporation, owning the Securities may help to broaden an existing portfolio mix of stocks, bonds, mutual funds and cash.

     - Application has been made to list the Securities on the American Stock Exchange. However, there can be no guarantee of liquidity in the secondary market.

     - Securities trade and are settled in the US market.

RISK CONSIDERATIONS

     An investment in Securities involves significant risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in the "Risk Factors" section of this Pricing Supplement, beginning on page PS-8.

MARKET RISKS

     Securities are exposed to the same downside price risk as the common stock of Compaq Computer Corporation and do not provide protection of principal. Securities do not have the same price appreciation potential as the underlying stock. At maturity, the value of the Securities cannot appreciate above their principal amount.

LIQUIDITY

     There may be little or no secondary market for the Securities. While ABN AMRO Bank N.V. and other of our affiliates intend to make a market in the Securities, if a holder needs to liquidate Securities prior to maturity, he or she may have to sell the Securities at a substantial discount from the principal amount if the market price of the Compaq Computer Corporation common stock is at, below or not sufficiently above the initial market price. You should be willing to hold your Securities until maturity.

CONSIDERATIONS RELATING TO TAXATION

     The terms of the Securities require that you treat your Securities for tax purposes as consisting of two components: (1) a non-contingent debt instrument issued by us and (2) a put option on the common stock of Compaq Computer Corporation which you sold to us. Under this tax treatment, the interest paid is divided into two components for tax purposes. The interest on the debt component is taxed as ordinary income in the year it is received or accrued depending on your method of accounting for tax purposes. The option component is generally not taxed until sale or maturity. At maturity, the option component is taxed as a short-term capital gain if the Compaq Computer Corporation common stock price is at or above the initial stock price. If the stock has declined in value and the final payment on the Securities is paid in shares of Compaq Computer Corporation common stock, the option component reduces the cost basis of the stock received.

     The United States federal income tax consequences of your investment in Securities is uncertain. In the opinion of our counsel, Schulte Roth & Zabel LLP, it is reasonable to treat your Securities as described above, but it would also be reasonable to treat the Securities as a single contingent debt instrument subject to the special tax rules governing contingent debt instruments. Because of this uncertainty, we urge you to consult your tax adviser as to the tax consequences of your investment in Securities. For a more complete discussion of the United States federal income tax consequences of your investment in Securities, including tax consequences applicable to non-United States persons, please see the discussion under "Taxation -- United States Tax Considerations."

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the Securities we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The Securities offered are medium-term debt securities of ABN AMRO Bank N.V. The return on the Securities is linked to the performance of the Compaq Computer Corporation common stock and there is no guaranteed return on principal. Investing in Securities is not the equivalent to investing directly in Compaq Computer Corporation common stock. These Securities combine features of debt and equity.

SUMMARY OF TERMS:
EACH SECURITY COSTS $1,000   ABN AMRO Bank N.V. is offering you Securities due
                             September 13, 2002 based on the common stock of Compaq Computer Corporation. The principal amount and issue price of each Security is $1,000.

PAYMENT AT MATURITY          The payment at maturity is based on the closing
                             price of the common stock of Compaq Computer
                             Corporation three business days before the maturity date (the determination date).

                             - If the closing price of Compaq Computer
                               Corporation common stock is at or above the initial price per share, holders will receive a cash amount equal to the principal amount of the Securities which they hold.

                             - If the closing price of Compaq Computer
                               Corporation common stock is below the initial price per share, holders will receive a number of shares of Compaq Computer Corporation common stock for each $1,000 principal amount of their Securities (the stock redemption amount), as determined by the Calculation Agent.

                             - Fractional shares will be paid in cash. The
                               initial price per share and the stock redemption amount are subject to adjustment by the Calculation Agent.

THE STOCK REDEMPTION AMOUNT  For each $1,000 invested, the number of shares which will be received will be calculated by dividing the initial price per share into $1,000, as determined by the Calculation Agent on the determination date.

THE INITIAL PRICE OF COMPAQ
  COMPUTER CORPORATION
  COMMON STOCK               On March 9, 2001, the closing price per share of
                             the Compaq Computer Corporation common stock will be determined as the initial price. You can review the publicly-reported closing prices of Compaq
                             Computer Corporation common stock since 1998 in the "Description of Securities Historical Information" section of this pricing supplement.

THE CALCULATION AGENT        We have appointed ABN AMRO Inc ("AAI"), to act as
                             calculation agent for the Securities. As calculation agent, AAI will determine the closing price of the Compaq Computer Corporation common stock three days before the maturity date and the stock redemption amount. The calculation agent may adjust the initial price per share and stock redemption amount due to stock splits and other corporate actions.

NO AFFILIATION WITH COMPAQ
  COMPUTER CORPORATION       The Compaq Computer Corporation is not an affiliate
                             of ours and is not involved with this offering in any way. The obligations represented by the Securities are our obligations not those of the Compaq Computer Corporation.

FORM OF SECURITIES           The Securities will be represented by a single
                             registered global security, which will be held by The Depository Trust Company (the "DTC") from or around the Issue Date.

SETTLEMENT OF SECURITIES     Settlement of the Securities will take place via
                             DTC. The Securities have also been accepted to settle through Morgan Guaranty Trust Company of New
                             York, Brussels office, as operator of the Euroclear system ("Euroclear") and Clearstream Banking S.A.
                             ("Clearstream, Luxembourg").

MORE INFORMATION ON THE
  SECURITIES                 The Securities are senior notes issued as part of
                             our Series A medium-term note program. You can find a general description of our Series A medium-term note program in the accompanying prospectus supplement dated November 27, 2000. We describe the basic features of this type of note in the sections called "Description of Notes" and "Notes Linked to Commodity Prices, Single Securities, Baskets of
                             Securities or Indices."

                             BECAUSE THIS IS A SUMMARY, IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE "DESCRIPTION OF SECURITIES"
                             SECTION IN THIS PRICING SUPPLEMENT FOR A DETAILED DESCRIPTION OF THE TERMS OF THE SECURITIES. YOU SHOULD ALSO READ ABOUT SOME OF THE RISKS INVOLVED IN INVESTING IN SECURITIES IN THE SECTION CALLED "RISK FACTORS." WE URGE YOU TO CONSULT WITH YOUR INVESTMENT, LEGAL, ACCOUNTING AND OTHER ADVISERS WITH REGARD TO ANY INVESTMENT IN THE SECURITIES.

HOW TO REACH US              You may contact our principal executive offices at
                             Gustav Mahlerlaan 10, 1082 PP Amsterdam, The
                             Netherlands (Telephone: (31-20) 628-9393).

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The Securities and Exchange Commission ("SEC") allows us to incorporate by reference much of the information we or ABN AMRO Holding N.V., our parent, file with them, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this pricing supplement is considered to be part of this pricing supplement. Because we are incorporating by reference future filings with the SEC, this pricing supplement is continually updated and those future filings may modify or supersede some of the information included or incorporated in this pricing supplement. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this pricing supplement or in any document previously incorporated by reference have been modified or superseded. This pricing supplement incorporates by reference the documents listed below and any future filings we or ABN AMRO Holding N.V. make with the SEC (including any Form 6-K we or ABN AMRO Holding N.V. subsequently file with the SEC and specifically incorporate by reference into this pricing supplement) under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until we complete our offering of the securities to be issued hereunder or, if later, the date on which any of our affiliates cease offering and selling these securities:

     (a) the Annual Report on Form 20-F of ABN AMRO Holding N.V. and ABN AMRO Bank N.V. for the year ended December 31, 1999; and

     (b) the Reports on Form 6-K dated (A) March 15, 2000 (press release of ABN AMRO Holding N.V. announcing (1) the approval of a proposal empowering the Executive Committee of Stichting Administratiekantoor ABN AMRO Holding N.V. to authorize holders of depository receipts for preference shares to vote at the Annual Shareholders Meeting of ABN AMRO Holding N.V. and (2) the annual figures of ABN AMRO Holding N.V. for 1999), (B) May 31, 2000 (press release of ABN AMRO Bank N.V. announcing the restructuring of its business into three business units consisting of Wholesale Clients, Retail Clients and Private Clients & Asset Management); (C) August 17, 2000 (press release of ABN AMRO Holding N.V. announcing its 2000 interim results); (D) November 17, 2000 (press release containing U.S. GAAP reconciliation); (E) November 22, 2000 (press release of ABN AMRO Bank N.V. announcing the acquisition of Michigan National Corporation); (F) November 28, 2000 (press release of ABN AMRO Bank N.V. announcing the acquisition of Allegheny Asset Management) (G) February 15, 2001 (press release announcing the sale of European American Bank, a subsidiary of ABN AMRO in New York) and (H) February 23, 2000 (press release announcing ABN AMRO's annual results for the year 2000).

     YOU MAY REQUEST, AT NO COST TO YOU, A COPY OF THESE DOCUMENTS (OTHER THAN EXHIBITS NOT SPECIFICALLY INCORPORATED BY REFERENCE) BY WRITING OR TELEPHONING US AT: ABN AMRO BANK N.V., ABN AMRO INVESTOR RELATIONS DEPARTMENT, HOOGOORDDREEF 66-68, P.O. BOX 283, 1101 BE AMSTERDAM, THE NETHERLANDS (TELEPHONE: (31-20) 628
3842).

                                  RISK FACTORS

     The Securities are not secured debt and are more risky than ordinary unsecured debt securities. The return on the Securities is linked to the performance of Compaq Computer Corporation common stock. There is no guaranteed return of principal. Investing in Securities is not the equivalent to investing directly in Compaq Computer Corporation common stock. This section describes the most significant risks relating to the Securities. YOU SHOULD CAREFULLY CONSIDER WHETHER THE SECURITIES ARE SUITED TO YOUR PARTICULAR CIRCUMSTANCES BEFORE YOU DECIDE TO PURCHASE THEM.

SECURITIES ARE NOT ORDINARY SENIOR NOTES

     Securities combine features of debt and equity. The terms of the Securities differ from those of ordinary debt securities in that we will not pay you a fixed amount at maturity if the market price of Compaq Computer Corporation common stock is less than the initial price on the determination date. In such an event, our payment to you at maturity will be by the delivery of a number of shares of Compaq Computer Corporation common stock per $1,000 face amount of Securities, as determined by the Calculation Agent. If, therefore, the market price of Compaq Computer Corporation common stock is less than the initial price on the determination date, we will pay you an amount of Compaq Computer Corporation common stock with a market value less than the principal amount of the Securities. Accordingly, you could lose some or all of the amount you invest in Securities. SEE "SENSITIVITY ANALYSIS" BELOW.

SECURITIES MAY NOT PAY MORE THAN THE STATED PRINCIPAL AMOUNT AT MATURITY

     The value of the principal amount paid or Compaq Computer Corporation common stock exchanged at maturity will not exceed the principal amount of Securities. If the market price of Compaq Computer Corporation common stock on the determination date is equal to or exceeds the initial price, you will not receive the Compaq Computer Corporation common stock or any other asset equal to the value of the Compaq Computer Corporation common stock. Instead, you will receive the principal amount of the Securities. UNDER NO CIRCUMSTANCES WILL YOU RECEIVE A PRINCIPAL AMOUNT AT MATURITY GREATER THAN THE PRINCIPAL AMOUNT OF SECURITIES THAT YOU HOLD AT THAT TIME.

SECONDARY TRADING MAY BE LIMITED

     You should be willing to hold your Securities until the maturity date. There may be little or no secondary market for the Securities. Although the Securities have been approved for listing on the American Stock Exchange Inc., it is not possible to predict whether the Securities will trade in the secondary markets. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Our affiliates currently intend to act as market makers for the Securities but they are not required to do so. Our affiliates may stop making a market in the Securities at any time.

MARKET PRICE OF THE SECURITIES INFLUENCED BY MANY UNPREDICTABLE FACTORS

     The value of the Securities may move up and down between the date you purchase them and the determination date when the Calculation Agent determines the amount to be paid to the holders of Securities on the maturity date. Therefore, you may sustain a significant loss if you sell Securities in the secondary market during that time.

     Several factors, many of which are beyond our control, will influence the value of the Securities, including:

     - the volatility (frequency and magnitude of changes) in the price of Compaq Computer Corporation common stock.

     - the dividend rate on Compaq Computer Corporation common stock. While dividend payments on Compaq Computer Corporation common stock, if any, are not paid to holders of Securities, such payments may have an influence on the market price of the Compaq Computer Corporation common stock and therefore on the Securities.

     - interest and yield rates in the market.

     - economic, financial, political and regulatory or judicial events that affect the stock markets generally and which may affect the value of Compaq Computer Corporation common stock and/or the Securities.

     - the time remaining to the maturity of the Securities.

     - our creditworthiness.

     Some or all of these factors will influence the price that you will receive if you sell your Securities prior to maturity. For example, you may have to sell your Securities at a substantial discount from the principal amount if at the time of sale the level of Compaq Computer Corporation common stock is at, below, or not sufficiently above the initial price per share.

     While it is possible, although unlikely, the Securities may trade above their principal amount prior to maturity. The likelihood of such an increase is limited because the amount payable at maturity will not exceed the principal amount of Securities and by the market factors set out above. Even if the Securities do trade above their principal amount prior to maturity, the only way to realize such a market premium would be to sell your Securities in a secondary market transaction, if such a transaction was available at the time. MOREOVER, IF YOU SELL YOUR SECURITIES PRIOR TO MATURITY, YOU MAY HAVE TO SELL THEM AT A SUBSTANTIAL DISCOUNT FROM THEIR PRINCIPAL AMOUNT IF THE MARKET PRICE OF COMPAQ COMPUTER CORPORATION COMMON STOCK IS AT, BELOW OR NOT SUFFICIENTLY ABOVE THE INITIAL PRICE PER SHARE.

     Future performance of Compaq Computer Corporation common stock cannot be predicted based on its historical performance.

AN INCREASE IN THE VALUE OF COMPAQ COMPUTER CORPORATION COMMON STOCK WILL NOT INCREASE THE RETURN ON YOUR INVESTMENT.

     Owning the Securities is not the same as owning Compaq Computer Corporation common stock. Accordingly, the market value of your Securities may not have a direct relationship with the market price of Compaq Computer Corporation common stock, and changes in the market price of Compaq Computer Corporation common stock may not result in a comparable change in the market value of your Securities. If the price of common stock of Compaq Computer Corporation increases above the initial price per share, the market value of the Securities may not increase. It is also possible for the price of the common stock of Compaq Computer Corporation to increase while the market price of the Securities declines.

TRADING AND OTHER TRANSACTIONS BY ABN AMRO BANK OR ITS AFFILIATES IN THE COMMON STOCK OF COMPAQ COMPUTER CORPORATION OR OPTIONS AND OTHER DERIVATIVE PRODUCTS ON THE COMMON STOCK OF COMPAQ COMPUTER CORPORATION MAY IMPAIR THE VALUE OF THE SECURITIES.

     We, or one or more of our affiliates, may hedge our obligations under Securities by purchasing Compaq Computer Corporation common stock, options on that stock or other derivative instruments with returns linked or related to changes in the value of Compaq Computer Corporation common stock and may adjust these hedges by, among other things, purchasing or selling Compaq Computer Corporation common stock, options or other derivative instruments, at any time and from time to time.

     Although they are not expected to, any of these hedging activities may adversely effect the price of Compaq Computer Corporation common stock and, therefore, the value of Securities. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the value of the Securities may decline.

     We or one or more of our affiliates may also engage in trading Compaq Computer Corporation common stock and other investments relating to Compaq Computer Corporation on a regular basis as part of its general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely effect the price of Compaq Computer Corporation common stock and, therefore, the value of the Securities. We or one or more of our affiliates may also issue or underwrite other securities of financial or derivative instruments with returns linked or related to changes in the value of Compaq Computer Corporation common stock. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely effect the value of Securities.

     The indenture governing the Securities does not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of Compaq Computer Corporation common stock acquired by us or our affiliates. Neither we nor any of our affiliates will pledge or otherwise hold common stock of Compaq Computer Corporation for the benefit of holders of Securities in order to enable the holders to exchange their Securities for Compaq Computer Corporation common stock under any circumstances. Consequently, in the event of a bankruptcy, insolvency or liquidation involving us, any Compaq Computer Corporation common stock that we own will be subject to the claims of our creditors generally and will not be available specifically for the benefit of the holders of Securities.

POTENTIAL CONFLICTS OF INTEREST

     We and other affiliates may carry out activities that minimize our risks related to the Securities, including trading in Compaq Computer Corporation common stock. In particular, on the date of this pricing supplement, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Securities by the purchase and sale of exchange traded and over the counter options on Compaq Computer Corporation common stock, futures contracts on Compaq Computer Corporation common stock and options on such futures contracts or by taking positions in any other instruments that we wished to use in connection with such hedging. Through our affiliates, we are likely to modify our hedge position throughout the life of the Securities, including on the determination date, by purchasing and selling the securities and instruments listed above and any other available securities and instruments that we may wish to use in connection with our hedging activity. Although we have no reason to believe that our hedging activity had or will have a material impact on the price of such options, stocks, futures contracts, and options on futures contracts or on the value of Compaq Computer Corporation common stock, we cannot give any assurance that we did not, or in the future will not, affect such prices as a result of our hedging activities. Some of our affiliates also trade Compaq Computer Corporation common stock and other financial instruments related to Compaq Computer Corporation common stock on a regular basis as part of their general broker-dealer businesses. It is also possible that any advisory services that we or our affiliates provide in the course of any business with Compaq Computer Corporation or its affiliates could lead to actions on the part of the issuer of the stock which might adversely affect the value of Compaq Computer Corporation common stock.

NO SHAREHOLDER RIGHTS IN THE COMMON STOCK OF COMPAQ COMPUTER CORPORATION.

     As a holder of Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of common stock of Compaq Computer Corporation would have.

     Because we and our affiliates are not affiliated with Compaq Computer Corporation, we have no ability to control or predict the actions of Compaq Computer Corporation, including any corporate actions of the type that would require the calculation agent to adjust the payout to you at maturity, and have no ability to control the public disclosure of these corporate actions or any other events or circumstances affecting Compaq Computer Corporation. COMPAQ COMPUTER CORPORATION IS NOT INVOLVED IN THE OFFER OF SECURITIES IN ANY WAY AND HAS NO OBLIGATION TO CONSIDER YOUR INTEREST AS AN OWNER OF SECURITIES IN TAKING ANY CORPORATE ACTIONS THAT MIGHT AFFECT THE VALUE OF YOUR SECURITIES. NONE OF THE MONEY YOU PAY FOR THE SECURITIES WILL GO TO COMPAQ COMPUTER CORPORATION.

INFORMATION REGARDING COMPAQ COMPUTER CORPORATION

     Neither we nor any of our affiliates assumes any responsibility for the adequacy of the information about Compaq Computer Corporation contained in this pricing supplement or in any of Compaq Computer Corporation publicly available filings. As an investor in Securities, you should make your own investigation into Compaq Computer Corporation. ABN AMRO AND ITS AFFILIATES HAVE NO AFFILIATION WITH COMPAQ COMPUTER CORPORATION, AND ARE NOT RESPONSIBLE FOR COMPAQ COMPUTER CORPORATION PUBLIC DISCLOSURE OF INFORMATION, WHETHER CONTAINED IN SEC FILINGS OR OTHERWISE.

LIMITED ANTIDILUTION PROTECTION

     The Calculation Agent will adjust the amount payable at maturity, by adjusting the initial price per share and the stock redemption amount for certain events affecting Compaq Computer Corporation common stock, such as stock splits and corporate actions. The Calculation Agent is not required to make an adjustment for every corporate action which affects Compaq Computer Corporation common stock. For example, the calculation agent is not required to make any adjustments if Compaq Computer Corporation or anyone else makes a partial tender or partial exchange offer for the Compaq Computer Corporation common stock. IF AN EVENT OCCURS THAT DOES NOT REQUIRE THE CALCULATION AGENT TO ADJUST THE AMOUNT OF COMPAQ COMPUTER CORPORATION COMMON STOCK PAYABLE AT MATURITY, THE MARKET PRICE OF THE SECURITIES AND THE PRINCIPAL AMOUNT OF THE SECURITIES PAYABLE AT THE MATURITY DATE MAY BE MATERIALLY AND ADVERSELY AFFECTED.

POTENTIAL CONFLICTS OF INTEREST BETWEEN SECURITYHOLDERS AND THE CALCULATION
AGENT

     As calculation agent for the Securities, ABN AMRO Inc. will calculate the payout to you at maturity of the Securities. ABN AMRO Inc may carry out hedging activities related to the Securities or to other instruments, including trading in Compaq Computer Corporation common stock, as well as in other instruments related to Compaq Computer Corporation common stock. ABN AMRO Inc also trades Compaq Computer Corporation common stock and other financial instruments relating to Compaq Computer Corporation on a regular basis as part of its general broker dealer and other businesses. Any of these activities could influence ABN AMRO Inc.'s determinations of adjustments made to the Securities and any such trading activity could potentially affect the price of Compaq Computer Corporation common stock and, accordingly could effect the payout on the Securities.

     ABN AMRO INC IS AN AFFILIATE OF ABN AMRO BANK N.V.

MARKET DISRUPTION EVENT

     If the Calculation Agent determines that, on the determination date, a market disruption event has occurred or is continuing, the determination date will be postponed until the first business day on which no market disruption event occurs or is continuing. As a result, the maturity date for the Securities may also be postponed, although for not more than five business days. Thus, you may not receive payment -- or, if the Securities are to be exchanged, any delivery of Compaq Computer Corporation common stock -- that we are obliged to make on the maturity date until after the originally scheduled maturity date.

TAX TREATMENT

     You should also consider the tax consequences of investing in the Securities. Significant aspects of the tax treatment of Securities are uncertain. We do not plan to request a ruling from the Internal Revenue Service (the "IRS") or from the Dutch authorities regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the section entitled "Taxation" in this pricing supplement. You should consult your tax adviser about your own situation.

       HISTORICAL PERFORMANCE OF COMPAQ COMPUTER CORPORATION COMMON STOCK

     According to publicly available documents, Compaq Computer Corporation is an information technology company, which develops and markets hardware, software, solutions and services. The company's products and solutions include enterprise computing solutions, fault-tolerant business critical solutions, networking and communication products, commercial desktop and portable products and consumer personal computers.

     YOU SHOULD NOT TAKE THE HISTORICAL PRICES OF THE STOCK TO BE AN INDICATOR OF FUTURE PERFORMANCE.

                  QUARTER ENDING                     QUARTERLY HIGH    QUARTERLY LOW    QUARTERLY CLOSE
                  --------------                     --------------    -------------    ---------------
March 31, 1998.....................................          36.875            23.125            25.875
June 30, 1998......................................          33.0625           24.00             28.375
September 30, 1998.................................          38.6875           26.9375           31.625
December 31, 1998..................................          44.750            22.9375           42.00
March 31, 1999.....................................          51.25             29.00             31.6875
June 30, 1999......................................          32.50             20.00             23.6875
September 30, 1999.................................          28.1875           22.00             22.875
December 31, 1999..................................          29.125            18.25             27.0625
March 31, 2000.....................................          34.00             24.0625           26.75
June 30, 2000......................................          30.8125           23.4375           25.5625
September 30, 2000.................................          35.00             24.5625           27.80
December 31, 2000..................................          31.62             14.30             15.05

-------------------------
Source: Bloomberg L.P

     Compaq Computer Corporation common stock is registered under the Securities Exchange Act of 1934. Companies with securities registered under the Securities Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at:

     - Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549,

     - Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661, and

     - Seven World trade Center, 13th Floor, New York, New York 10048.

     Copies of this material can also be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C., 20549, at prescribed rates. In addition, information filed by Compaq Computer Corporation with the SEC electronically can be reviewed via a web site maintained by the SEC. The address of the SEC's web site is http://www.sec.gov. Information filed with the SEC by Compaq Computer Corporation under the Securities Exchange Act can be located by reference to the SEC file number: 3570.

     Information about Compaq Computer Corporation may also be obtained from other sources such as press releases, newspaper articles and other publicly disseminated documents.

     This pricing supplement relates only to the Securities and does not relate to the common stock of Compaq Computer Corporation. We have derived all information about Compaq Computer Corporation in this pricing supplement from the publicly available documents referred to in the preceding subsection. We have not participated in the preparation of any of those documents or made any "due diligence" investigation or any inquiry of Compaq Computer Corporation in connection with the offering of Securities. We do not make any representation that the publicly available documents or any other publicly available information about the Compaq Computer Corporation are accurate or complete. Furthermore, we do not know whether Compaq Computer Corporation has disclosed all events occurring before the date of this prospectus supplement including events that would affect the accuracy or completeness of the publicly available documents referred to above, the trading price of the underlying stock and, therefore, the exchange rate the Calculation Agent uses to determine the number of underlying shares you will receive if the price at maturity is below the initial price. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning Compaq Computer Corporation could affect the value you will receive at maturity and, therefore, the market value of the Securities.

     We or any of our affiliates may currently or from time to time engage in business with Compaq Computer Corporation including making loans to or equity investments in Compaq Computer Corporation or providing advisery services to Compaq Computer Corporation, including merger and acquisition advisery services. In the course of that business, we or any of our affiliates may acquire non-public information about Compaq Computer Corporation and, in addition one or more of our affiliates may publish research reports about Compaq Computer Corporation. NONETHELESS, AS AN INVESTOR IN SECURITIES, YOU SHOULD UNDERTAKE SUCH INDEPENDENT INVESTIGATION OF COMPAQ COMPUTER CORPORATION AS IN YOUR JUDGMENT IS APPROPRIATE TO MAKE AN INFORMED DECISION WITH RESPECT TO AN INVESTMENT IN SECURITIES.

                 SENSITIVITY ANALYSIS & INDICATIVE SIMULATIONS

     The total return of owning the securities offered in this pricing supplement compared to owning Compaq Computer Corporation common stock is driven by a number of factors including the price of the underlying stock at maturity, the coupon level of the Securities, dividends paid on the stock and the reinvestment rate. In the graph and table below, we compare the total return of owning the underlying stock to the total return of owning the Securities based on the assumptions outlined below. The actual initial price and Securities coupon will be set on the initial date. The information in the graph and table is based upon hypothetical market values for the underlying stock and your Securities. We cannot predict the market price of the underlying stock or the market price of the Securities, nor can we predict the relationship between the two. Moreover, the assumptions we have made in connection with the illustration set forth below may not reflect actual events. Consequently, the total return that an investor in the Securities would actually achieve, as well as how that return would compare to the total return that an investor in Compaq Computer Corporation common stock would actually achieve, may be different from the information reflected in the graph and table.

ASSUMPTIONS:

    - Stock:                                               Compaq Computers Corporation common stock.
    - Stock Ticker:                                        CPQ
    - Initial Stock Price:                                 $20.00 (indicative value, initial price to
                                                           be set on trade date)
    - Annual dividend yield:                               0.4%(or $0.02 per quarter)
    - Annual Interest on Reverse Exchangeable Security:    16%
    - Term of Reverse Exchangeable Security:               18 months

Graph compares the total return of the Reverse Exchange Security as compared to the total return of the underlying common stock.

[Sensitivity Analysis Graph]


                                                            REVERSE EXCHANGEABLES PERFORMANCE
              STOCK PERFORMANCE                 ---------------------------------------------------------
---------------------------------------------      REVERSE        THREE
                   SIX                          EXCHANGEABLES     SEMI-                       18 MONTH      REVERSE EXCHANGEABLES
                 DIVIDEND   STOCK    18 MONTH     PAYMENT OR      ANNUAL       REVERSE         REVERSE          OUTPERFORMANCE
STOCK    (%)     PAYMENTS   TOTAL     TOTAL     STOCK VALUE AT   INTEREST   EXCHANGEABLES   EXCHANGEABLES     (UNDERPERFORMANCE)
PRICE   CHANGE     (1)      RETURN    RETURN       MATURITY      PAYMENT    TOTAL RETURN    TOTAL RETURN         VERSUS STOCK
------  ------   --------   ------   --------   --------------   --------   -------------   -------------   ----------------------
$28.00   40.0%    $0.12     $28.12       41%        $20.00        $4.80        $24.80           24.00%       -$3.32        -16.60%
$27.50   37.5%    $0.12     $27.62       38%        $20.00        $4.80        $24.80           24.00%       -$2.82        -14.10%
$27.00   35.0%    $0.12     $27.12       36%        $20.00        $4.80        $24.80           24.00%       -$2.32        -11.60%
$26.50   32.5%    $0.12     $26.62       33%        $20.00        $4.80        $24.80           24.00%       -$1.82         -9.10%
$26.00   30.0%    $0.12     $26.12       31%        $20.00        $4.80        $24.80           24.00%       -$1.32         -6.60%
$25.50   27.5%    $0.12     $25.62       28%        $20.00        $4.80        $24.80           24.00%       -$0.82         -4.10%
$25.00   25.0%    $0.12     $25.12       26%        $20.00        $4.80        $24.80           24.00%       -$0.32         -1.60%
$24.50   22.5%    $0.12     $24.62       23%        $20.00        $4.80        $24.80           24.00%        $0.18          0.90%
$24.00   20.0%    $0.12     $24.12       21%        $20.00        $4.80        $24.80           24.00%        $0.68          3.40%
$23.50   17.5%    $0.12     $23.62       18%        $20.00        $4.80        $24.80           24.00%        $1.18          5.90%
$23.00   15.0%    $0.12     $23.12       16%        $20.00        $4.80        $24.80           24.00%        $1.68          8.40%
$22.50   12.5%    $0.12     $22.62       13%        $20.00        $4.80        $24.80           24.00%        $2.18         10.90%
$22.00   10.0%    $0.12     $22.12       11%        $20.00        $4.80        $24.80           24.00%        $2.68         13.40%
$21.50    7.5%    $0.12     $21.62        8%        $20.00        $4.80        $24.80           24.00%        $3.18         15.90%
$21.00    5.0%    $0.12     $21.12        6%        $20.00        $4.80        $24.80           24.00%        $3.68         18.40%
$20.50    2.5%    $0.12     $20.62        3%        $20.00        $4.80        $24.80           24.00%        $4.18         20.90%
$20.00    0.0%    $0.12     $20.12        1%        $20.00        $4.80        $24.80           24.00%        $4.68         23.40%
$19.50   -2.5%    $0.12     $19.62       -2%        $19.50        $4.80        $24.30           21.50%        $4.68         23.40%
$19.00   -5.0%    $0.12     $19.12       -4%        $19.00        $4.80        $23.80           19.00%        $4.68         23.40%
$18.50   -7.5%    $0.12     $18.62       -7%        $18.50        $4.80        $23.30           16.50%        $4.68         23.40%
$18.00  -10.0%    $0.12     $18.12       -9%        $18.00        $4.80        $22.80           14.00%        $4.68         23.40%
$17.50  -12.5%    $0.12     $17.62      -12%        $17.50        $4.80        $22.30           11.50%        $4.68         23.40%
$17.00  -15.0%    $0.12     $17.12      -14%        $17.00        $4.80        $21.80            9.00%        $4.68         23.40%
$16.50  -17.5%    $0.12     $16.62      -17%        $16.50        $4.80        $21.30            6.50%        $4.68         23.40%
$16.00  -20.0%    $0.12     $16.12      -19%        $16.00        $4.80        $20.80            4.00%        $4.68         23.40%
$15.50  -22.5%    $0.12     $15.62      -22%        $15.50        $4.80        $20.30            1.50%        $4.68         23.40%
$15.00  -25.0%    $0.12     $15.12      -24%        $15.00        $4.80        $19.80           -1.00%        $4.68         23.40%
$14.50  -27.5%    $0.12     $14.62      -27%        $14.50        $4.80        $19.30           -3.50%        $4.68         23.40%
$14.00  -30.0%    $0.12     $14.12      -29%        $14.00        $4.80        $18.80           -6.00%        $4.68         23.40%
$13.50  -32.5%    $0.12     $13.62      -32%        $13.50        $4.80        $18.30           -8.50%        $4.68         23.40%
$13.00  -35.0%    $0.12     $13.12      -34%        $13.00        $4.80        $17.80          -11.00%        $4.68         23.40%
$12.50  -37.5%    $0.12     $12.62      -37%        $12.50        $4.80        $17.30          -13.50%        $4.68         23.40%
$12.00  -40.0%    $0.12     $12.12      -39%        $12.00        $4.80        $16.80          -16.00%        $4.68         23.40%
------  -----     -----     ------     ----         ------        -----        ------          ------        ------
$ 0.00   -100%    $0.12     $0.12      -100%        $ 0.00        $4.80        $ 4.80          -76.00%        $4.68         23.40%

-------------------------
(1) The reinvestment rate on dividends and interest is assumed to be 0%. A positive interest rate would increase the total return of the Reverse Exchangeables relative to the total return of the stock

                           DESCRIPTION OF SECURITIES

     Capitalized terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "Securities" refers to each $ 1,000 principal amount of Securities due September 13, 2002 based on the common stock of Compaq Computer Corporation.

Principal Amount...........  $50,000,000

Issue Date.................  March 13, 2001

Initial Price:.............  The official closing price of Compaq Computer
                             Corporation common stock on the Exchange, on the Pricing Date.

Pricing Date:..............  The pricing date is expected to be March 9, 2001, but may be subject to adjustment if, in the opinion of the Issuer, circumstances require the pricing date to change.

Maturity Date..............  September 13, 2002

Specified Currency.........  U.S. Dollars

Holders:...................  Holders of the Securities

CUSIP......................  00372CAA1

Security Ticker............  ATC.A

Interest Rate..............  16% per annum, payable semi-annually in arrears on each March 13 and September 13, which shall be composed of (a) an interest rate coupon representing a rate of 5.05% per annum and (b) an interest coupon representing an option premium of 10.95% per annum.

Interest Payment Dates.....  Each September 13 and March 13, subject to adjustment.

Maturity Redemption
Amount.....................  On the Maturity Date (including as a result of acceleration under the terms of the Indenture), we will pay or deliver to the Holders, either (i) a cash payment equal to the principal amount of their Securities, if the closing price is at or above the initial price per share of Compaq Computer Corporation common stock, or (ii) a number of shares of Compaq Computer Corporation common stock (called the "Stock Redemption Amount"), if the closing price is lower than the initial price per share of Compaq Computer Corporation common stock. Fractional shares will be paid in cash.

Stock Redemption Amount....  A number of shares of Compaq Computer Corporation common stock for each nominal amount of $ 1,000 of Securities, as determined by the Calculation Agent.

                             The Stock Redemption Amount, which will be determined by the Calculation Agent, is calculated by dividing $1,000 by the initial price of the shares which is set on the Issue Date. The Stock Redemption

                             Amount and initial price per share may change due to stock splits or other corporate actions. The interest payment on the Securities will not be converted into shares of Compaq Computer Corporation common stock on the Maturity Date.

Issue Price................  The closing price per share of the Compaq Computer
                             Corporation common stock, on the Exchange on March 13, 2001, as determined by the Calculation Agent.

Determination Date.........  The third business day prior to the Maturity Date, unless the Calculation Agent determines that a Market Disruption Event has occurred or is occurring on that day. In such event, the date on which the determination of the Determination Price will be the first following business day on which the Calculation Agent determines that a Market Disruption Event has not occurred and is not continuing. In no event, however, will the date on which the Determination Price is determined be later than the Maturity Date or, if the Maturity Date is not a business day, later than the first business day after the Maturity Date.

Determination Price........  The closing price of Compaq Computer Corporation common stock three business days prior to the Maturity Date (subject to adjustment as indicated above), as determined by the Calculation Agent.

Trading Day................  A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, the American Stock Exchange Inc., the Nasdaq National Market, the Chicago Mercantile Exchange, and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Exchange...................  The US exchange on which Compaq Computer
                             Corporation common stock have their primary listing.

Book Entry Note or
Certificated Note..........  Book Entry

Trustee....................  The Chase Manhattan Bank

Agent......................  ABN AMRO Incorporated

Market Disruption Event....  Means the occurrence or existence on any Trading
                             Day of any suspension or material limitation of trading in Compaq Computer Corporation common stock, for any reason, on the relevant Exchange whatsoever or in options or futures contracts relating to Compaq Computer Corporation common stock on a relevant futures and/or options exchange.

                             If, in the opinion of the Calculation Agent, a Market Disruption Event has occurred and is continuing on the Determination Date, then the Determination Date shall be the first succeeding Trading Day on which there is no Market Disruption Event, unless there is a Market Disruption

                             Event on each of the five Trading Days immediately following the original date that, but for the Market Disruption Event, would have been the Determination Date. In that case (i) that fifth Trading Day shall be deemed to be the Determination Date, notwithstanding the Market Disruption Event and (ii) the Calculation Agent shall determine a good faith estimate of the relevant Exchange traded price for Compaq Computer Corporation common stock that would have prevailed but for the Market Disruption Event on that deemed Determination Date.

                             For the purposes of this definition (1) a limitation on the hours and number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant Exchange and
                             (2) a limitation on trading imposed during the course of a day by reason of movements in price otherwise exceeding levels permitted by the relevant Exchange will constitute a Market Disruption Event.

                             The Calculation Agent shall as soon as reasonably practicable under the circumstances notify the Issuer, the Clearing Systems and the Agent of the existence or occurrence of a Market Disruption Event on any day that but for the occurrence or existence of a Market Disruption Event would have been the Determination Date.

Adjustment Events..........       (a) General Adjustment Events

                                  If Compaq Computer Corporation:

                                    (i) effects any reorganization,
                                    consolidation, increase, reduction by
                                    cancellation or by reduction of the par
                                    value, redemption, sub-division or any other alteration of its share capital; or

                                    (ii) offers for subscription to existing shareholders on a preferential basis new shares or securities convertible into new shares or rights, options or warrants to subscribe for or purchase new shares; or

                                    (iii) issues new shares to existing
                                    shareholders by incorporation of reserves, profits or share premium account or distributes other assets or reserves in the form of cash or portfolio securities; or

                                    (iv) effects or allows to be effected any event having any analogous effect to those described above then the Calculation Agent will, as soon as reasonably practicable after it becomes aware of the relevant action by Compaq Computer Corporation, make in respect of Securities remaining unexercised such adjustments to the Initial Price and/or the Stock Redemption Amount relates, as it determines in good faith to be necessary to preserve the economic equivalent of the obligations of the Issuer under the

                                   Securities (provided that no adjustment will be made as a result of any payment of dividend, whether or not in the form of cash) and will promptly notify the Issuer.

                                  (b) Merger/Takeover

                                  If Compaq Computer Corporation merges, is taken over by or otherwise consolidates (as determined by the Calculation Agent) with or into another company (other than when Compaq Computer Corporation is the surviving or successor company) the Issuer may (i) keep Compaq Computer Corporation common stock as the underlying assets of the Securities; or
                                  (ii) substitute Compaq Computer Corporation common stock with the shares which have been exchanged therefore following a takeover, or resulting from or surviving a merger, consolidation or split, as the case may be; or
                                  (iii) make such other adjustment to the
                                  Initial Price or the Stock Redemption Amount as the Calculation Agent may, in its absolute discretion, determine in good faith to be necessary to preserve the economic equivalent of the obligations of the Issuer under the Securities.

                                  (c) Other Adjustments

                                  The Issuer reserves the right to make
                                  adjustments or to distribute to the Holders any rights in connection Compaq Computer Corporation common stock or the Securities as it reasonably believes are appropriate in circumstances where an event or events occur (including, without limitation, the introduction of any new currency or replacement of any national currency which the Issuer believes (in its absolute discretion and notwithstanding any adjustments previously made to the Securities) should in the context of the issue of Securities and its obligations hereunder, give rise to such adjustment or distribution), provided that such adjustment is considered by the Calculation Agent to be appropriate generally (without considering the individual circumstances of any Holder or the tax or other consequences of such adjustment in any particular jurisdiction) or is required to take account of provisions of the laws of the relevant jurisdiction or the practices of the Exchange.

                                  (d) Notice

                                  The Calculation Agent shall give written notice to the Trustee of any Adjustment Event within three business days of the occurrence of such Adjustment Event.

Calculation Agent..........  ABN AMRO Inc

                             All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

Additional Amounts.........  The Issuer will, subject to certain exceptions and limitations set forth below, pay such additional amounts (the "Additional Amounts") to holders of the Securities as may be necessary in order that the net payment of the principal of the Securities and any other amounts payable on the Securities, after withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by The Netherlands (or any political subdivision or taxing authority thereof or therein) or the jurisdiction of residence or incorporation of any successor corporation or any jurisdiction from or through which any amount is paid by the Issuer or a successor corporation, will not be less than the amount provided for in the Securities to be then due and payable. The Issuer will not, however, be required to make any payment of Additional Amounts to any such holder for or on account of:

                                  (a) any such tax, assessment or other
                                  governmental charge that would not have been so imposed but for (i) the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member or shareholder of such holder, if such holder is an estate, a trust, a partnership or a corporation) and The Netherlands and its possessions, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member or shareholder) being or having been a citizen or resident thereof or being or having been engaged in a trade or business or present therein or having, or having had, a permanent establishment therein or (ii) the presentation, where presentation is required, by the holder of a Securities for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

                                  (b) any estate, inheritance, gift, sales, transfer or personal property tax or any similar tax, assessment or governmental charge;

                                  (c) any tax, assessment or other governmental charge that is payable otherwise than by withholding from payments on or in respect of the Securities;

                                  (d) any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of, or supplemental redemption amount on, the Securities, if such payment can be made without such withholding by presentation of the Securities to any other paying agent;

                                  (e) any tax, assessment or other governmental charge that would not have been imposed but for a holder's failure to comply with a request addressed to the holder or, if different, the beneficiary of the payment, to comply with certification, information or other reporting requirements concerning the nationality, residence or identity of the holder or beneficial owner of a Securities, if such compliance is required by statute or by regulation of The Netherlands (or other relevant jurisdiction), or of any political subdivision or taxing authority thereof or therein, as a precondition to relief or exemption from such tax, assessment or other governmental charge; or

                                  (f) any combination of items (a), (b), (c),
                                  (d) or (e); nor shall Additional Amounts be paid with respect to any payment on the Securities to a holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of The Netherlands (or other relevant jurisdiction), or any political subdivision thereof, to be included in the income, for tax purposes, of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the holder of the Securities.

                                USE OF PROCEEDS

     The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the Securities, including hedging market risks associated with the redemption amount. See also "Risk Factors -- Potential Conflicts of Interest" in this pricing supplement and "Use of Proceeds" in the accompanying prospectus.

                              PLAN OF DISTRIBUTION

     In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities or Compaq Computer Corporation common stock. Specifically, the Agent may overallot in connection with the offering, creating a short position in the Securities for its own account. In addition, to cover allotments or to stabilize the price of the Securities, the Agent may bid for, and purchase, the Securities or Compaq Computer Corporation common stock in the open market. See "Use of Proceeds" and "Risk Factors -- Potential Conflicts of Interest".

                                 ERISA MATTERS

     We and certain of our affiliates, including ABN AMRO Incorporated, may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code") with respect to many employee benefit plans. Prohibited transactions within the meaning of ERISA or the Code may arise, for example, if the Securities are acquired by or with the assets of a pension or other employee benefit plan with respect to which ABN AMRO Incorporated or any of its affiliates is a service provider, unless the Securities are acquired pursuant to an exemption from the prohibited transaction rules.

     The acquisition of the Securities may be eligible for one of the exemptions noted below if such acquisition:

     (a) (i) is made solely with the assets of a bank collective investment fund and (ii) satisfies the requirements and conditions of Prohibited Transaction Class Exemption ("PTCE") 91-38 issued by the Department of Labor ("DOL");

     (b) (i) is made solely with assets of an insurance company pooled separate account and (ii) satisfies the requirements and conditions of PTCE 90-1 issued by the DOL;

     (c) (i) is made solely with assets managed by a qualified professional asset manager and (ii) satisfies the requirements and conditions of PTCE 84-14 issued by the DOL;

     (d) is made solely with assets of a governmental plan (as defined in Section 3(32) of ERISA) which is not subject to the provisions of Section 401 of the Code;

     (e) (i) is made solely with assets of an insurance company general account and (ii) satisfies the requirements and conditions of PTCE 95-60 issued by the DOL; or

     (f) (i) is made solely with assets managed by an in-house asset manager and
(ii) satisfies the requirements and conditions of PTCE 96-23 issued by the DOL.

     Under ERISA, the assets of a pension or other employee benefit plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the plan has invested. If you are a pension or other employee benefit plan, you should consult your legal adviser regarding the application of ERISA and the Code.

                                    TAXATION

     The following summary is a general description of certain United States and Dutch tax considerations relating to the ownership and disposition of Securities. It does not purport to be a complete analysis of all tax considerations relating to Securities. Prospective purchasers of Securities should consult their tax advisers as to the consequences of acquiring, holding and disposing of Securities under the tax laws of the country of which they are resident for tax purposes as well as under the laws of any state, local or foreign jurisdiction. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

UNITED STATES TAX CONSIDERATIONS

     The discussion below supplements the discussion under "United States Federal Taxation" in the accompanying prospectus supplement and is subject to the limitations and exceptions set forth therein. Except as specifically set forth in this section, this summary deals only with Securities purchased by a United States holder (as defined in the accompanying prospectus supplement) on original issuance.

     In the opinion of Schulte Roth & Zabel LLP, counsel to the Bank, it would be reasonable to treat your Securities as either (i) an investment unit consisting of a non-contingent debt instrument issued by us to you (the "Debt Portion") and a put option on the index stock written by you and purchased by us (the "Put Option") or (ii) a single contingent debt instrument. The discussion below discusses the United States federal income tax consequences that would be applicable to you under either characterization. The terms of your Securities, however, require you and us to treat your Securities for all tax purposes as an investment unit consisting of the Debt Portion and Put Option. In purchasing your Securities, you agree to these terms.

     NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR SECURITIES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN SECURITIES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISER AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR SECURITIES DESCRIBED ABOVE AND AS TO THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN SECURITIES.

     Treatment as an Investment Unit

     If your Securities are properly treated as investment units consisting of a Debt Portion and a Put Option, it is likely that the Debt Portion of your Securities would be treated as having been issued for the principal amount of the Securities and that interest payments on the Securities would be treated in part as payments of interest and in part as payments for the Put Option. Amounts treated as interest would be includible in income by you in accordance with your method of tax accounting for United States federal income tax purposes. Amounts treated as payment for the Put Option would be deferred and would either be included in income by you upon the maturity or sale of your Securities or would reduce the basis of any index stock you receive upon the maturity of your Securities. The terms of your Securities require you and us to treat the Debt Portion as paying annual interest of 16% and the Put Option as paying annual payments of 16%.

     A cash payment of the principal amount of your Securities upon maturity would likely be treated as (i) payment in full of the principal amount of the Debt Portion, which would likely not result in the recognition of gain or loss to you as an initial purchaser of your Securities and (ii) the lapse of the Put Option which would likely result in your recognition of short-term capital gain in an amount equal to the aggregate amount treated as having been paid to you for the Put Option (as described in the preceding paragraph).

     A payment of index stock upon the maturity of your Securities would likely be treated as (i) payment in full of the principal amount of the Debt Portion, which would likely not result in the recognition of gain or loss to you as an initial purchaser of your Securities and (ii) the exercise by us of the Put Option and your purchase of the index stock for an amount equal to the principal amount of your Securities. Your United States federal income tax basis in the index stock you receive would equal the principal amount of your Securities less the amount of payments you were treated for tax purposes as having received for the Put Option (as described in the second preceding paragraph). Your holding period in the index stock you receive would begin on the day after you beneficially receive such index stock. If you receive cash in lieu of a fractional share of index stock, you would recognize a short-term capital gain or loss in an amount equal to the difference between the amount of cash you receive and your tax basis (determined in the manner described above) in the fractional share.

     Upon a sale of your Securities for cash, the tax consequences would likely depend on whether the value of the Put Option was positive or negative. If the Put Option had a positive value, you would be required to apportion the amount you receive between the Debt Portion and the Put Option on the basis of the values thereof on the date of the sale. You would recognize gain or loss with respect to the Debt Portion in an amount equal to the difference between (i) the amount apportioned to the Debt Portion and (ii) your adjusted United States federal income tax basis in the Debt Portion (which would generally be equal to the principal amount of your Securities as an initial purchaser of your Securities). Such gain or loss would be treated as ordinary interest income to the extent attributable to accrued but unpaid interest with respect to the Debt Portion and capital gain or loss as to the remainder, which capital gain or loss would be long-term if your holding period in your Securities is greater than one year. The amount of cash that you receive that is apportioned to the Put Option (together with the aggregate amount of premium treated as having been paid to you by us in respect thereof as described in the third preceding paragraph) would be treated as short-term capital gain.

     If the Put Option had a negative value on the date of sale, it is likely that you would be treated as having made a payment to the purchaser (the "Deemed Payment") in an amount sufficient to induce the purchaser to assume your obligations under the Put Option, which amount would be the absolute value of the Put Option. For example, if the Put Option had a value of $(50) on the sale date, it is likely that you would be treated as having made a Deemed Payment of $50 to the purchaser. Accordingly, you would likely be required to recognize short-term capital gain (or loss) in respect of the Put Option equal to the amount by which the aggregate amount treated as having been paid to you by us in respect of the Put Option exceeds (or is less than) the Deemed Payment. Finally, the amount of the Deemed Payment would be added to the sale price of your Securities and you would recognize gain or loss with respect to the Debt Portion in an amount equal to the difference between such sum and your adjusted United States federal income tax basis in the Debt Portion. Such gain or loss would be treated as ordinary interest income to the extent attributable to accrued but unpaid interest with respect to the Debt Portion and capital gain or loss as to the remainder, which would be long-term if your holding period in your Securities is greater than one year.

     Alternative Treatment as a Single Contingent Debt Instrument

     If your Securities are properly treated as single debt instruments subject to the U.S. Treasury Regulations governing contingent debt instruments, you should read carefully the discussion in the accompanying prospectus supplement under "United States Federal Taxation -- Notes -- Optionally Exchangeable Notes" which summarizes the principal United States federal income tax consequences to a United States holder of the ownership and disposition of contingent payment debt instruments.

     The amount of interest you would be required to take into account for each accrual period would be determined by constructing a projected payment schedule for your Securities and applying rules similar to those for accruing original issue discount on a hypothetical non-contingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a non-contingent fixed rate debt instrument with other terms and conditions similar to the Securities (the "Comparable Yield") and then determining as of the issue date a payment schedule (including all fixed payments of interest actually provided for and a hypothetical payment at maturity) that would produce the Comparable Yield. These rules would generally have the effect of (i) treating each payment of stated interest on your Securities in part as taxable interest income (to the extent of the Comparable Yield) and thereafter as a tax-free return of capital and (ii) requiring you to use an accrual (rather than cash) method of accounting with respect to interest on your Securities.

     If your Securities are treated as contingent debt instruments, you would recognize gain or loss upon the sale or maturity of your Securities in an amount equal to the difference, if any, between the cash or the fair market value of any index stock received at such time and your adjusted United States federal income tax basis in your Securities. In general, your adjusted United States federal income tax basis in your Securities would equal the amount you paid for your Securities, increased by the amount of interest you previously accrued with respect to your Securities (in accordance with the Comparable Yield and the projected payment schedule) and decreased by the amount of interest payments you received with respect to your Securities. Any gain recognized by you upon the sale or maturity of your Securities would be ordinary interest income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your Securities, and thereafter, capital loss. Your holding period in any index stock received upon maturity of your Securities would begin on the day after your receipt of the index stock.

     Wash Sale Rules

     If you sell shares of index stock prior or subsequent to your purchase of Securities, your purchase of Securities will not cause you to be subject to any restriction or limitation with respect to the recognition of loss, if any, for United States federal income tax purposes upon your sale of the index stock. If you receive shares of index stock upon the maturity of your Securities, however, such acquisition could cause any loss recognized on a sale of index stock within 30 days before or after the maturity date to be disallowed under the so-called "wash sale" rules.

     Non-United States Holders

     If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Securities but you will be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities unless you comply with certain certification and identification requirements as to your foreign status.

DUTCH TAX CONSIDERATIONS

     The following is a general summary of the Dutch taxes discussed as at the date hereof in relation to payments made under the Securities. It is not exhaustive and Securityholders who are in doubt as to their tax position should consult their professional advisers.

     (a) All payments of principal and interest by the Issuer in respect of the Securities can be made free of withholding or deduction for or on account of any taxes of whatsoever nature imposed, levied, withheld, or assessed by The Netherlands or any political subdivision or taxing authority thereof or therein.

     (b) A holder of Securities or a holder of the exchangeable security who derives income from the Security or the exchangeable security or who realizes a gain on the disposal or redemption of the Security or the exchangeable security will not be subject to Dutch taxation on income or capital gains unless:

          (i) the holder is, or is deemed to be, resident in The Netherlands; and has not elected to be treated as a Dutch resident for Dutch income tax purposes; or

          (ii) such income or gain is attributable to an enterprise or part thereof which is carried on through a permanent establishment or a permanent representative in The Netherlands; or

          (iii) the holder has, directly or indirectly, a substantial interest or a deemed substantial interest in the Issuer and/or Compaq Computer Corporation and such interest or the Securities or the exchangeable security does not form part of the assets of an enterprise; or

          (iv) the holder is an individual not having a substantial interest or a deemed substantial interest in the Issuer, but any of certain connected persons has a substantial interest or a deemed substantial interest in the Issuer and/or the Compaq Computer Corporation and such interest or the Securities the exchangeable security does not form part of the assets of an enterprise; or

          (v) such income or gain is attributable to activities carried out in the Netherlands by the holder and such activities exceed "normal investment activities."

     Holders resident or deemed to be resident in The Netherlands or who have elected to be treated as a Dutch resident holder for Dutch tax purposes are subject to Dutch income tax on a deemed return regardless of actual income derived from Securities the Security or the exchangeable security or gain or loss realised upon disposal or redemption of the Security or exchangeable security, provided that the Securities or the exchangeable security is a portfolio investment and not held in the context of any business or substantial interest.

     The deemed return amounts to 4 percent of the average value of the holder's net assets in the relevant fiscal year (including the securities or the coupons or the shares). The average value of the holder's net assets in a fiscal year is equal to the sum of the value of the net assets at the beginning of the fiscal year and at the end of the fiscal year divided by two. Taxation only occurs to the extent the average value of the holder's net assets exceeds the "exempt net asset amount" (heffingsvrij vermogen) which is, for the year 2001, in principle EUR 17,600. The deemed return is reduced by the portion of the personal allowances on annual income the holder is entitled to. As so reduced, the deemed return shall be taxed at a rate of 30 percent.

     If shares are delivered upon redemption of the Securities, dividends paid on these shares to a holder who is an individual resident or deemed to be resident in The Netherlands, or who has elected to be treated as a resident in The Netherlands for the purpose of the relevant provisions of the Dutch Income Tax Act will be subject to U.S. dividend withholding tax at a US domestic tax rate of 30 percent. The US dividend withholding tax rate may be reduced to 15 percent under the provisions of the convention between the United States of America and The Netherlands for the Avoidance of Double Taxation and the Prevention of fiscal Evasion with respect to Taxes on Income (the "Convention"). Such holders are entitled to credit any US withholding tax on the dividends as provided for by the Convention.

     (c) Dutch gift, estate or inheritance taxes will not be levied on the occasion of the transfer of the Securities or the exchangeable security by way of gift, or on the death of a holder of the Security or the exchangeable security unless:

          (i) the holder is, or is deemed to be, resident in The Netherlands; or

          (ii) the transfer is construed as a gift or as an inheritance made by or on behalf of a person who, at the time of the gift or death, is or is deemed to be, resident in The Netherlands; or

          (iii) such Securities or the exchangeable security is attributable to an enterprise or part thereof which is carried on through a permanent establishment or a permanent representative in The Netherlands.

     (d) There is no Dutch registration tax, capital tax, customs duty, stamp duty or any other similar tax or duty other than court fees payable in The Netherlands in respect of or in connection with the execution, delivery and/or enforcement by legal proceedings (including any foreign judgment in the courts of The Netherlands) of the securities or coupons or the performance of the Issuer's obligations under the Securities.

     (e) A holder of Securities will not become resident or deemed to be resident in The Netherlands by reason only of the holding of the Securities or the execution, performance, delivery and/or enforcement of the Securities.

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YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE
IN THIS PRICING SUPPLEMENT, THE PROSPECTUS SUPPLEMENT AND THE PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. WE ARE OFFERING TO SELL THESE SECURITIES AND SEEKING OFFERS TO BUY THESE SECURITIES ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. NEITHER THE DELIVERY OF THIS PRICING SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND PROSPECTUS, NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ABN AMRO BANK N.V. SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

UNTIL 25 DAYS FOLLOWING THE BONA FIDE OFFERING OF ANY SECURITIES OFFERED BY THIS PRICING SUPPLEMENT TO THE PUBLIC, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

             ------------------------------------------------------

                               TABLE OF CONTENTS
                               PRICING SUPPLEMENT

                                                  PAGE
                                                  -----
Summary and Risk Considerations.................   PS-3
Summary of Pricing Supplement...................   PS-5
Incorporation of Documents by Reference.........   PS-7
Risk Factors....................................   PS-8
Historical Performance of Compaq Computer
  Corporation Common Stock......................  PS-13
Sensitivity Analysis and Indicative
  Simulations...................................  PS-15
Description of Securities.......................  PS-17
Use of Proceeds.................................  PS-23
Plan of Distribution............................  PS-24
ERISA Matters...................................  PS-25
Taxation........................................  PS-26

PROSPECTUS SUPPLEMENT

                                                   PAGE
                                                   ----
About This Prospectus............................   S-2
Foreign Currency Risks...........................   S-3
Description of Notes.............................   S-5
The Depositary...................................  S-23
Series A Notes Offered on a Global Basis.........  S-24
United States Federal Taxation...................  S-27
Plan of Distribution.............................  S-36
Legal Matters....................................  S-37

PROSPECTUS

                                                   PAGE
                                                   ----
About This Prospectus............................    2
Where You Can Find Additional Information........    3
Consolidated Ratio of Earnings to Fixed
  Charges........................................    5
ABN AMRO Bank N.V. ..............................    6
Use of Proceeds..................................    7
Description of Debt Securities...................    8
Form of Securities...............................   14
Plan of Distribution.............................   19
Legal Matters....................................   20
Experts..........................................   20
ERISA Matters for Pension Plans and Insurance
  Companies......................................   21

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                               ABN AMRO BANK N.V.

                                  $ 50,000,000

16% ABN AMRO REVERSE SECURITIES DUE SEPTEMBER 13, 2002 LINKED TO COMPAQ COMPUTER
                            CORPORATION COMMON STOCK

                    ABN AMRO REVERSE EXCHANGEABLE SECURITIES
                                 ("SECURITIES")
                               PRICING SUPPLEMENT
                              (TO PROSPECTUS DATED
                             NOVEMBER 22, 2000 AND
                             PROSPECTUS SUPPLEMENT
                            DATED NOVEMBER 27, 2000

                             ABN AMRO INCORPORATED
                               FEBRUARY 26, 2001

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